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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to Registration Statement No. 33-72424 of Financial Investors Trust (including the U.S. Treasury Money Market Fund, U.S. Government Money Market Fund, and Prime Money Market Fund) (collectively, the "Funds") on Form N-1A of our report dated June 4, 2001, appearing in the Annual Report to Stockholders of the Trust for the year ended April 30, 2001.

We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information, which are part of such Registration Statement.



Denver, Colorado
June 3, 2002

/s/Deloitte & Touche LLP